EXHIBIT 23.1

CONSENT OF INDEPDENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated August 27, 2015 with respect to the consolidated financial statements and internal control over financial reporting of Standex International Corporation and subsidiaries included in the Annual Report on Form 10-K for the year ended June 30, 2015, which are incorporated by reference in this Registration Statement.  We consent to the incorporation by reference of the aforementioned reports in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Boston, MA

December 22, 2015